Exhibit 99.1

Contacts:
Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Stuart Essig Steps Down as Director of Zimmer
(WARSAW, IN) August 7, 2008—Zimmer Holdings, Inc. (NYSE and SWX: ZMH) today announced that Stuart M. Essig has resigned from its Board of Directors. Mr. Essig has served as an independent director since 2005. During that time, he has also served on the Board’s Compensation and Management Development, Audit and Corporate Governance Committees.
Zimmer Chairman John L. McGoldrick stated, “Stuart has been an extremely valuable member of the Board. We recognize the substantial time and effort he has devoted to Zimmer and his contributions will be missed.”
About the Company
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is a worldwide leader in designing, developing, manufacturing and marketing orthopaedic reconstructive and spinal implants, trauma and related orthopaedic surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2007 sales were approximately $3.9 billion. The Company is supported by the efforts of more than 8,000 employees worldwide.
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Visit Zimmer on the worldwide web at www.zimmer.com